Exhibit 99.A

Exhibit 99.A is hereby amended and supplemented as follows:

TRANSACTIONS IN COMPANY SECURITIES DURING THE PAST SIXTY (60) DAYS

CONTINENTAL GRAIN COMPANY

Transaction Date	Nature of Transaction	Price Per Share[1]	Quantity
12/26/24	Purchase	$64.8961[2]	29,452
12/27/24	Purchase	$65.1550[3]	1,000
12/27/24	Purchase	$67.3780[4]	20,000

1 Prices reported are net of commissions. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the SEC staff, upon request, all information regarding the number of Shares purchased at each price within the ranges set forth in Footnotes 1 through 4 herein.

2 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $64.03 to $65.00 per share.

3 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $64.86 to $65.50 per share.

4 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $67.00 to $67.75 per share.